UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKDAY, INC.

(Exact Name of Registrant as Specified In Its Charter)

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WORKDAY, INC.

6230 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Tuesday, June 20, 2017

April 28, 2017

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (“Workday”), will be held virtually on Tuesday, June 20, 2017, at 9:00 a.m. Pacific Daylight Time, for the following purposes as more fully described in the accompanying Proxy Statement:

1.

To elect three Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018;

3.	To conduct an advisory vote to approve the compensation paid to Workday’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This year’s annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to listen to the annual meeting, submit your questions and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/WDAY and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

The Board of Directors of Workday fixed the close of business on April 21, 2017 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on April 21, 2017 are entitled to notice of and to vote at the annual meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record as of the record date beginning on or about April 28, 2017. The Notice contains instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders and our fiscal 2017 annual report to stockholders on Form 10-K (together, the “proxy materials”). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: www.proxyvote.com by entering the control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our investor relations department at 925-379-6000 or via email at IR@workday.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in our Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail. Your vote by proxy will ensure your representation at the meeting regardless of whether you attend the virtual meeting or not. Returning your proxy does not deprive you of your right to vote your shares at the virtual meeting.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Chief Executive Officer and Director
Pleasanton, California

i

WORKDAY, INC.

6230 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 20, 2017 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held virtually at 9:00 a.m. PDT on Tuesday, June 20, 2017, and any postponements or adjournments thereof. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/WDAY where you will be able to listen to the meeting live, submit questions and vote online. Beginning on or about April 28, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials is being mailed to our stockholders.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•

the election of three Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018;

•	a proposal to approve, on an advisory basis, the compensation paid to Workday’s named executive officers; and

•	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•

FOR the election of Christa Davies, Michael A. Stankey, and George J. Still, Jr., as Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified, subject to earlier resignation or removal;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2018; and

•	FOR the advisory vote to approve the compensation paid to Workday’s named executive officers.

Why are you holding a virtual meeting and how can stockholders attend?

We believe hosting our Annual Meeting virtually will reduce costs, expand access and enable improved communication. Stockholders will be able to attend our Annual Meeting, vote and ask questions online from virtually any location around the world. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/WDAY with your 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 21, 2017, the record date, may vote at the Annual Meeting. As of the record date, we had 131,104,121 shares of Class A common stock outstanding and 74,737,750 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one (1) vote for each share of Class A common stock held as of the close of business on the record date, and each holder of Class B common stock of Workday will be entitled to ten (10) votes for each share of Class B common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting via the Internet. However, since beneficial owners are not stockholders of record, you may not vote your shares via the Internet at the virtual Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer & Trust Company (“AST”). You may e-mail AST at info@amstock.com or you can call AST at 888-432-7410 or 718-921-8124 Monday-Friday between 5:00am-5:00pm PDT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 19, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EDT on June 19, 2017 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting; or

•	via the virtual Annual Meeting website by visiting www.virtualshareholdermeeting.com/WDAY. Please have your 16-digit control number to join the annual meeting.

Street name holders may submit their voting instructions by Internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote via the Internet at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Secretary of Workday, in writing, at the address listed on the front page; or

•	voting via the Internet at the virtual Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by Internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by voting via the Internet at the virtual Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

The presence of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Your shares will be counted as present at the meeting if you are present and vote online at the virtual Annual Meeting or if you have properly submitted a proxy. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote. Each holder of Class A common stock will have the right to one (1) vote per share of Class A common stock and each holder of Class B common stock will have the right to ten (10) votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (broker non-vote) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The advisory vote regarding named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon. For purposes of this proposal, abstentions are treated as shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Because Proposal No. 3 is an advisory vote, the results will not be binding on Workday’s Board of Directors or Workday. The Compensation Committee and the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on Proposal No. 1 or Proposal No. 3 absent direction from you, as they are considered “non-routine” matters.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 28, 2017, a “Notice of Internet Availability of Proxy Materials” is being mailed to our stockholders that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote online at the virtual meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders, unless an affected stockholder has provided contrary instructions. This practice, known as “householding,” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent, which may be done at any time by contacting your bank or broker, or, if you are a registered holder, by contacting American Stock Transfer & Trust Company by calling 888-432-7410 or writing to Workday Shareholder Services, c/o American Stock Transfer, 6201 15th Avenue, Brooklyn, NY 11219. Additionally, upon request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy of the proxy materials, you may reach our Investor Relations department by writing to Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588 or via email at IR@workday.com or by calling 925-379-6000.

Any stockholders who share the same address and currently receive multiple copies of the Notice or proxy materials who wish to receive only one copy in the future can contact Workday’s Investor Relations department, their bank, broker or, if a registered holder, American Stock Transfer & Trust Company, to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (“fiscal 2017”). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this report.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of nine members. Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board of Directors. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for Which Nominated
Christa Davies(2)(4)	II	45	Director	2012	2017	2020
Michael A. Stankey	II	58	Director	2015	2017	2020
George J. Still, Jr.(1)(3)(4)*	II	59	Director	2009	2017	2020

Other Directors
A. George (Skip) Battle(2)(3)	I	73	Director	2007	2019	—
Aneel Bhusri(1)	III	51	Director	2005	2018	—
David A. Duffield	III	76	Director	2005	2018	—
Michael M. McNamara(2)(4)	I	60	Director	2011	2019	—
Lee J. Styslinger, III(2)	III	56	Director	2016	2018	—
Jerry Yang(1)(3)	I	48	Director	2013	2019	—

(1)	Member of the Investment Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating and Governance Committee
*	Lead Independent Director

Nominees for Director

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon plc, a global risk management, insurance and human resources solutions company. Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a B.E. in Mechanical Engineering from the University of Queensland, Australia, and an M.B.A. from the Harvard Business School. Ms. Davies brings to our Board of Directors extensive experience in the software and technology industries, as well as financial expertise.

Michael A. Stankey has served as our Vice Chairman since June 2015 and as our President and Chief Operating Officer from September 2009 to June 2015. From October 2007 to September 2009, Mr. Stankey was a Partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey has also served as a director of Okta, Inc. from December 2016 to the present and of Cloudera, Inc. from February 2017 to the present, and serves on the board of one additional private company. Mr. Stankey received a Bachelor of Business Administration from the University of Wisconsin, Eau Claire. Mr. Stankey brings his extensive knowledge of our business, together with deep experience in software and high growth companies to his role as a member of our Board of Directors.

George J. Still, Jr. has served as a Director since October 2009 and as Lead Independent Director since August 2012. Mr. Still is currently a Partner Emeritus at Norwest Venture Partners (“NVP”), a global venture capital firm. From 1994 to December 2012, Mr. Still served as NVP’s Managing Partner. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a Partner with the Centennial Funds, a venture capital firm. From November 2006 to September 2014, Mr. Still served as a director of Rackspace Hosting, Inc. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still also served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Still has served as a member of the Board of Overseers at the Tuck School of Business since 2013, as a member of the Board of Advisors of Tuck’s Center of Private Equity and Entrepreneurship since 2011, and has also served as a guest lecturer and a past member of the Dean’s Advisory Council since 2005. Mr. Still has also served as a member of the Executive Committee of the United States Golf Association since 2015. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

PROPOSAL NO. 1 TO ELECT CHRISTA DAVIES,

MICHAEL A. STANKEY and GEORGE J. STILL AS CLASS II DIRECTORS

Other Directors

A. George (Skip) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle has served as a director of Expedia, Inc. from January 2005 to the present, of Fair Isaac Corporation from 1996 to the present, and of Netflix, Inc. from June 2005 to the present. He also served as a director of LinkedIn Corporation from 2011 to December 2016, of Open Table, Inc. from 2006 to July 2014, of the Masters Select family of funds from 1996 until December 2012, of Advent Software, Inc. from 2005 until May 2011, of Ask Jeeves from 1995 until 2005, and of PeopleSoft from 1995 to 2004. Mr. Battle received an A.B. in Economics from Dartmouth College and an M.B.A. from Stanford University. Mr. Battle brings to our Board of Directors a diversity of distinguished experiences and seasoned business acumen. His service on a number of public and private company boards provides an important perspective on best practices established at other companies.

Aneel Bhusri co-founded Workday in 2005 and is our Chief Executive Officer and a Director. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-Chief Executive Officer from September 2009 to May 2014, as Chairman from January 2012 to May 2014, and as Chief Executive Officer from May 2014 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, Inc. (“PeopleSoft”), a global enterprise software company, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2002 and in 2004, Mr. Bhusri served as Vice Chairman of the Board of Directors at PeopleSoft. Mr. Bhusri is an Advisory Partner at Greylock Partners, a Silicon Valley venture capital firm that he has been associated with since 1999, and prior to that time, worked at Norwest Venture Partners and at Morgan Stanley. He has also served as a director of Intel Corporation from June 2014 to the present (where he has been appointed Lead Independent Director effective May 2017), of Pure Storage, Inc. from July 2010 to the present, of Okta, Inc. from 2011 until December 2016, and of various private companies and foundations. Mr. Bhusri received a B.S. in Electrical Engineering and a B.A. in Economics from Brown University and an M.B.A. from Stanford University. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and Chief Executive Officer.

David A. Duffield co-founded Workday in 2005 and is our Chairman of the Board. Mr. Duffield has served as a Director of Workday from 2005 to the present, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, as our co-Chief Executive Officer from September 2009 to May 2014 and as our Chairman of the Board from 2005 to January 2012 and from May 2014 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft, and served as the company’s CEO and Board Chairman. Other companies he launched include Integral Systems, Business Software Corporation and Information Associates. Mr. Duffield received a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high growth technology companies focused on human resources, financial and student applications, and his experience and familiarity with our business as a co-founder, Chairman and former CEO.

Michael M. McNamara has served as a Director since December 2011. From January 2006 to present, Mr. McNamara has served as the Chief Executive Officer of Flex, Ltd. (“Flex”), a leading sketch-to-scale™ solutions company that designs and builds intelligent productions for a connected world, and from 1994 until his appointment as Chief Executive Officer, Mr. McNamara served in other senior roles at Flex. Mr. McNamara has served as a director of Flex since 2005. He has been on the Advisory Board of Tsinghua University School of Economics and Management since 2006 and the presidential CEO Advisory Board of Massachusetts Institute of Technology since 2014, and is a director of a private company. Mr. McNamara also served as a director of Delphi Automotive LLP from 2009 to April 2013, and served as a director of MEMC Electronic Materials, Inc. from 2008 until 2012. Mr. McNamara holds a B.S. in Industrial Management from University of Cincinnati and an M.B.A. from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience managing international operations. His service as Flex’s Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

Lee J. Styslinger, III has served as a Director since August 2016. Mr. Styslinger served as a member of Workday’s CEO Advisory Board from February 2015 until his appointment to our Board of Directors. Mr. Styslinger has served as the Chief Executive Officer of Altec, Inc., a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally, since 1997, and as its Chairman since 2011. Mr. Styslinger has served as a member of the Board of Directors of Vulcan Materials Company since 2013 and as a member of the Board of Directors of Regions Financial Corporation since 2004, and serves on the boards of several educational, civic, and leadership organizations. Mr. Styslinger received his B.A. from Northwestern University and an M.B.A. from the Harvard Business School. Mr. Styslinger brings to our Board of Directors extensive experience managing a large company in today’s global market, as well as financial expertise.

Jerry Yang has served as a Director since November 2013. Since March 2012, Mr. Yang has worked with and invests in technology entrepreneurs as the founding partner of AME Cloud Ventures, his innovation investment firm. He is also a co-founder of Yahoo! Inc., where he served as a director from March 1995 to January 2012, and as Chief Executive Officer from June 2007 to January 2009. Mr. Yang also led Yahoo!’s investments in Yahoo Japan and Alibaba Group Holding Limited, and he is a currently a director of Alibaba Group, where he has served on the board from October 2005 to January 2012 and from September 2014 to the present. Mr. Yang is also a director of Lenovo, Inc. where he has served on the board since November 2014. From July 2000 to November 2012, Mr. Yang was a member of Cisco Systems, Inc.’s Board of Directors, and he was a director of Yahoo! Japan from January 1996 to January 2012. Mr. Yang also is a director of various private companies and foundations. Mr. Yang received a B.S. and M.S. in Electrical Engineering from Stanford University, where he served as Vice Chair of the Board of Trustees from June 2005 until September 2016. Mr. Yang brings to our Board of Directors extensive global leadership and deep experience in consumer Internet technology.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (“Audit Committee”) has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending January 31, 2018. During our year ended January 31, 2017, Ernst & Young LLP served as our independent registered public accounting firm, and has audited our consolidated financial statements since its appointment in 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2018. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP and affiliates for professional services rendered with respect to the fiscal years ended January 31, 2017 and 2016. All of these services were approved by the Audit Committee.

	Fiscal year ended January 31
	2017	2016
Audit Fees(1)	$3,549,053	$2,560,696
Audit Related Fees(2)	640,040	262,000
Tax Fees(3)	1,266,725	1,094,948
All Other Fees	—	—

	$5,455,818	$3,917,644

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including adoption of Financial Accounting Standards Board, Accounting Standards Codification Section (“ASC Topic”) 606, reviews of our quarterly consolidated financial statements and audits of our statutory financial statements in non-U.S. jurisdictions.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for service organization control (“SOC”) audits under Statement on Standards for Attestation Engagements No.16.

(3)	Consists of fees in connection with tax compliance and tax consulting services.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering of non-audit services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, tax compliance and tax consulting services by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the chair if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 TO RATIFY THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2018.

PROPOSAL NO. 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for the fiscal year ended January 31, 2017.

Our executive compensation program and compensation paid to our named executive officers are described on pages 22-36 of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our named executive officers, in ways that support the following principles that we believe reflect our core values:

•	support, attract and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with Workday’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with Workday’s long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

To help achieve these objectives, we structure our Named Executive Officers’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

Based on the above, we request that stockholders approve on a non-binding, advisory basis, the compensation of Workday’s named executive officers as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Workday’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION PAID TO WORKDAY’S NAMED EXECUTIVE OFFICERS.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors, also referred to as the Board, has determined that none of our directors who are not current or former employees (Messrs. Battle, McNamara, Still, Styslinger and Yang and Ms. Davies) has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange.

Leadership Structure

Mr. Aneel Bhusri serves as our Chief Executive Officer (“CEO”) and also as a member of our Board. Mr. David A. Duffield serves as our Chairman of the Board and Mr. Michael A. Stankey serves as a Vice Chairman of the Board. Because our Chairman is a former executive officer of Workday, Mr. George J. Still, Jr. serves as Vice Chairman and Lead Independent Director of the Board. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Duffield’s extensive executive leadership and operational experience. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Bhusri, Mr. Duffield and Mr. Stankey bring company-specific experience and expertise.

Lead Independent Director

Mr. Still serves as one of our Vice Chairmen and as our Lead Independent Director. As Lead Independent Director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the CEO and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Lead Independent Director. The Lead Independent Director provides feedback to Workday’s CEO, as needed, promptly after the executive session. Neither Mr. Bhusri, Mr. Duffield, nor Mr. Stankey participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at: www.workday.com/codeofconduct.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that apply to our Board of Directors. The full text of our Corporate Governance Guidelines is posted under the “Investor Relations” section on our website at: www.workday.com/governanceguidelines.

Meetings of the Board of Directors

The Board met five times during fiscal 2017 and took action by unanimous consent seven times. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2017.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. During fiscal 2017, all members of the Board attended our Annual Meeting. We have scheduled our 2017 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for each of our Board committees:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Investment Committee
Aneel Bhusri
David A. Duffield
A. George (Skip) Battle
Christa Davies
Michael M. McNamara
Michael A. Stankey
George J. Still Jr.
Lee J. Styslinger, III
Jerry Yang

= Chair of the Board	= Chair	= Member	= Lead Independent Director

Audit Committee

Our Audit Committee is composed of Messrs. Battle, McNamara and Styslinger and Ms. Davies, each of whom is independent and financially literate within the meaning of the New York Stock Exchange rules. Mr. Battle is the chairman of our Audit Committee. Each of Messrs. Battle, McNamara and Styslinger and Ms. Davies also satisfy the independence requirements of Rule 10A-3. Messrs. Battle and Styslinger and Ms. Davies are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on any of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met eight times during fiscal 2017. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/audit-committee-charter.

Compensation Committee

Our Compensation Committee is composed of Messrs. Battle, Still and Yang, each of whom is independent within the meaning of New York Stock Exchange rules. Mr. Still is the chairman of our Compensation Committee. Each member of the

Compensation Committee is also an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (the Code), and is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee met four times during fiscal 2017 and took action by unanimous written consent 14 times. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/compensation-committee-charter.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara and Still and Ms. Davies, each of whom is independent within the meaning of the New York Stock Exchange rules. Mr. McNamara is the chairman of our Nominating and Governance Committee.

The Nominating and Governance Committee met four times during fiscal 2017. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our Corporate Governance Guidelines and policies;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/nominating-governance-committee-charter.

Investment Committee

Our Investment Committee is composed of Messrs. Bhusri, Still and Yang. Mr. Yang is the chairman of our Investment Committee. Our Investment Committee is responsible for reviewing and approving, or recommending that the Board of Directors approve, certain mergers, acquisitions, joint ventures, and investments, and working with management to develop effective and scalable processes for the review and execution of such transactions. The Investment Committee met four times during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	experience with high-growth companies;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Workday and its business, industry and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct;

•	ability to read and understand financial statements and other financial information pertaining to Workday;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for directors who are not current or former employees, independence under New York Stock Exchange listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under the Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Workday values diversity on a company-wide basis, but has not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an Annual Meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Workday not later than the dates described below under “Additional Information — Stockholder Proposals for 2018 Annual Meeting.”

Non-Employee Director Compensation

Our non-employee directors are entitled to receive equity compensation for their service as directors. At our 2016 Annual Meeting of Stockholders, our stockholders approved a limit on annual awards to non-employee directors under our 2012 Equity Incentive Plan of no more than $750,000 in total value. Consistent with this limit, in fiscal 2017 the Compensation Committee granted awards to the non-employee directors as set forth in the following table. Other than as set forth in the table below, in fiscal 2017 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors in respect of their service as members of our Board. However, we reimburse directors for travel expenses incurred in connection with attendance at Board meetings.

Name	Grant Date	Number of Shares Subject to Restricted Stock Unit Award(1)	Value of Restricted Stock Unit Award on the Date of Grant(2)
George J. Still, Jr. (Vice Chairman of the Board)	June 15, 2016	5,807	$465,896
A. George (Skip) Battle	June 15, 2016	5,162	414,147
Christa Davies	June 15, 2016	4,678	375,316
Michael M. McNamara	June 15, 2016	5,001	401,230
Lee J. Styslinger, III(3)	September 15, 2016	15,000	1,327,500
Jerry Yang	June 15, 2016	4,839	388,233

(1)

Restricted Stock Unit (“RSU”) awards shown in the table above vest on May 15, 2017, other than in the case of Mr. Styslinger, whose award vests as to 25% of the underlying shares on September 15, 2017 and quarterly thereafter.

(2)

The amounts included in the “RSU Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class A Common Stock on the date of grant.

(3)

Mr. Styslinger’s 2016 grant reflects an initial grant upon appointment to the Board of Directors. Prior to his appointment to our Board of Directors, Mr. Styslinger served as a member of Workday’s CEO Advisory Board. In connection with his service as a member of Workday’s CEO Advisory Board, on February 15, 2015, Mr. Styslinger received a one-time grant of 5,000 restricted stock units, which vested quarterly over two years from the date of grant.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Secretary at generalcounsel@workday.com or by mail to the Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The communication should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for performing an independent audit of Workday’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Workday’s internal control over financial reporting. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2017 with Workday’s management and EY, as well as management’s assessment and EY’s evaluation of the effectiveness of Workday’s internal control over financial reporting as of January 31, 2017. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from Workday.

Based on our review and discussions with Workday’s management and EY, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workday’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

A. George (Skip) Battle (Chair)

Christa Davies

Michael M. McNamara

Lee J. Styslinger, III

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation,” we describe below transactions for fiscal 2017 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest. In addition, we are voluntarily disclosing certain transactions with David Duffield, our co-founder, Chairman and a member of our Board of Directors, that are beneath the $120,000 disclosure threshold.

Stock Voting Agreement

Mr. Duffield and Mr. Bhusri, our co-founders, have entered into a stock voting agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 84% of the outstanding voting power of our capital stock.

Employee Members of our Board of Directors

During fiscal 2017, in addition to his role as Chairman, Mr. Duffield was employed by Workday and was paid aggregate cash compensation of $59,612, including base salary of $31,360 and $28,252 of other compensation, consisting of $16,400 of guest expenses related to attendance at company sponsored events and $11,852 of related income tax gross-ups. Mr. Duffield was also granted 14,085 restricted stock units.

During fiscal 2017, in addition to his role as a member of our Board of Directors, Mr. Stankey was employed by Workday and was paid aggregate compensation of $408,560, including base salary of $282,404 and bonus of $126,156.

Real Estate Leases

In fiscal 2017, we leased certain office space in Pleasanton, California under various lease agreements with NPC Holdings, LLC, an affiliate of Mr. Duffield, as set forth in the table below:

Location	Expiration	Base rent/ square foot as of 01/01/2017	Tenant improvement allowance received in FY17	Base rent paid in FY17
Building 6120	07/31/2025	$29.40	$903,912	$696,044
Building 6130	03/31/2023	25.20-28.53	—	2,361,519
Building 6140	02/09/2025	28.20-32.40	1,590,952	2,025,336
Building 6150	02/28/2025	28.80-32.40	545,991	696,158
Building 6160	05/31/2024	28.20-31.80	—	2,601,332

Total:			$3,040,855	$8,380,389

In addition, in fiscal 2017, we made payments of $25,300 for the lease of certain office space and related expenses in Incline Village, Nevada under a lease agreement with Nevada Pacific Development Corporation, an affiliate of Mr. Duffield.

Aircraft Reimbursement

In May 2012, we entered into an agreement with Mr. Duffield to reimburse him for the use of his aircraft for Workday business at a rate of twice the applicable fuel costs plus crew travel expenses. The amount paid under this agreement in fiscal 2017 was $89,148.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Michael Duffield, a son of David Duffield, was employed by us from May 2005 until January 2017, most recently as General Manager of our Education & Government business. During the fiscal year ended January 31, 2017, Mr. Duffield had total cash compensation, including base salary, bonus and sales commissions, of $514,775.

Leah Wilmington, a daughter of W. Philip Wilmington, our co-President, has been employed by us since June 2010. She currently serves as a Manager, Presales. During the fiscal year ended January 31, 2017, Ms. Wilmington had total cash compensation, including base salary, bonus, sales commissions and other compensation, of $274,775.

Christina Erickson, a sister-in-law to James J. Bozzini, our Chief Operating Officer and Executive Vice President of Customer Operations, has been employed by us since June 2015. She currently serves as Senior Customer Updates Analyst. During the fiscal year ended January 31, 2017, Ms. Erickson had total cash compensation, including base salary and bonus, of $132,000.

Lien Wolfe, a sister-in-law to Mr. Bozzini, has been employed by us since February 2015. She currently serves as Senior Director, People Systems and Operations. During the fiscal year ended January 31, 2017, Ms. Wolfe had total cash compensation, including base salary, bonus and other compensation, of $206,981.

The salary, bonus and commission levels of Mr. Duffield, Ms. Wilmington, Ms. Erickson and Ms. Wolfe were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our executive officers and directors. They also received equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon, plc. Aon is a customer of Workday and made payments to Workday of $10,798,155 in fiscal 2017.

Relationship with Flex, Ltd.

Mr. McNamara, one of our directors, is the Chief Executive Officer of Flex. Flex is a customer of Workday and made payments to Workday of $5,058,117 in fiscal 2017.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Party Transactions

We have adopted a written related-party transactions policy which provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related parties,” are not permitted to enter into a material related party transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. For this policy, a material related party transaction is defined as a transaction with a related party in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000. In approving or rejecting any proposed related party transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee in determining whether such transaction is fair to Workday and in the best interest of all of our stockholders, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related party’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

NAMED EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table provides certain information about our named executive officers and other executive management as of April 28, 2017. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Named Executive Officers:	Age	Current Position(s) with Workday
Aneel Bhusri	51	Co-founder, Chief Executive Officer and Director
James J. Bozzini	50	Chief Operating Officer and Executive Vice President of Customer Operations
Mark S. Peek	59	Co-President
James P. Shaughnessy	62	Senior Vice President, General Counsel and Secretary
Robynne D. Sisco	51	Chief Financial Officer
W. Philip Wilmington	58	Co-President

Other Executive Officers and Management:
Christine M. Cefalo	39	Chief Marketing Officer
Petros Dermetzis	55	Executive Vice President, Development
Chano Fernandez	47	Executive Vice President, Global Field Operations
Michael L. Frandsen	55	Executive Vice President, Products, Support and Delivery
Ashley D. Goldsmith	44	Chief People Officer
Stanley L. Swete	57	Chief Technology Officer

Named Executive Officers

For information on the business background of Mr. Bhusri, see “Proposal No. 1—Election of Directors” above.

James J. Bozzini joined Workday in 2007 to lead our Services and Operations functions, and currently serves as Chief Operating Officer and Executive Vice President of Customer Operations. Between 1991 and 1999, Mr. Bozzini held a number of senior management positions at PeopleSoft, including Senior Vice President of Services. Mr. Bozzini received a B.S. in Business Administration from California State University, Chico.

Mark S. Peek has served as our co-President since June 2015, as our Chief Financial Officer from June 2012 to April 2016, and as a director of Workday from December 2011 to June 2012. From January 2011 to May 2012, Mr. Peek served as the Chief Financial Officer and Co-President, Business Operations of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as Chief Financial Officer of VMware. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com, Inc., an online retail company. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte & Touche LLP, the last 10 years as a partner. Mr. Peek is a director of Trimble, an advanced positioning systems company. Mr. Peek received a B.S. in Accounting and Business Administration from Minnesota State University

James P. Shaughnessy joined Workday in August 2011 and has served as our Senior Vice President, General Counsel and Secretary since that date. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft in 2004. Prior to 2007, Mr. Shaughnessy also served as Senior Vice President and General Counsel of Lenovo Group Ltd. and in senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a B.S. in Political Science from Northern Michigan University and a J.D. and a Masters of Public Policy from the University of Michigan.

Robynne D. Sisco joined Workday in August 2012 as Chief Accounting Officer, and has served as Workday’s Chief Financial Officer since April 2016. From June 2009 to August 2012, Ms. Sisco served as Chief Accounting Officer and Corporate Controller at VMWare, a provider of business infrastructure virtualization solutions. Ms. Sisco also previously served as Senior Vice President and Chief Accounting Officer at VeriSign, and held senior finance positions at Oracle, Visa, General Electric and Ford. Ms. Sisco received a B.A. in Economics from Claremont McKenna College and an M.B.A. in Finance from Golden Gate University.

W. Philip Wilmington joined Workday in February 2015 as head of worldwide sales, and has served as our co-President since June 2015. From September 2012 to January 2015, Mr. Wilmington was the President and Chief Operating Officer of Tidemark Systems, Inc., a provider of corporate performance management software for planning, budgeting, forecasting and analytics. Mr. Wilmington also served as the Chief Executive Officer of OutlookSoft from 2005 to 2007, as co-President at

PeopleSoft from October 2004 to December 2004, and previously held senior leadership positions at TriNet and Tesseract Software. Mr. Wilmington received a B.S. in Marketing from Bradley University, and currently serves on Bradley’s University’s Board of Trustees.

Other Executive Officers and Management

Christine M. Cefalo joined Workday in 2008, and currently serves as Chief Marketing Officer. Since joining Workday, Ms. Cefalo has served in a variety of marketing and communications leadership positions, including Vice President of Corporate Communications and Senior Vice President of Marketing. Prior to joining Workday, Ms. Cefalo served as a technology practice leader for global communications firm Porter Novelli and later founded her own public relations consultancy, and also spent five years on the public relations team at PeopleSoft. Ms. Cefalo received a B.A. in Journalism from California State University, Chico.

Petros Dermetzis joined Workday in 2005 to lead our Development function, and currently serves as our Executive Vice President, Development. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a B.A. in Marketing Engineering from Huddersfield University and an M.S. in Information Management from Lancaster University in the United Kingdom.

Chano Fernandez joined Workday in 2014, and currently serves as Executive Vice President, Global Field Operations. Until February 2017, he was president, EMEA and APJ at Workday, where he was responsible for leading the company’s EMEA and APJ business including sales, operations, and services. Prior to joining Workday, Mr. Fernandez served for seven years as senior vice president and head of innovation sales at SAP EMEA. Before that, he was vice president of EMEA sales at Infor, responsible for global and large accounts. Mr. Fernandez also served as a founding partner and general manager at Blue C, and as a senior consultant for McKinsey & Company. Mr. Fernandez holds a holds a master’s degree in business administration from Instituto de Empresa and a bachelor’s degree in physics from the University of Salamanca.

Michael L. Frandsen joined Workday in 2010 to lead our Products function, and currently serves as our Executive Vice President, Products, Support & Delivery. From January 2008 to December 2008, Mr. Frandsen served as Chief Executive Officer at Potenco, Inc. a developer of hand-held micro-generators. From November 2006 to July 2007, Mr. Frandsen served as Senior Vice President, Product Management and Strategy at DemandTec, Inc., a SaaS marketing and merchandising optimization solutions company. From 1995 to 2002, Mr. Frandsen held a number of key leadership roles at PeopleSoft, including general manager of supply chain management. Mr. Frandsen received a B.S. in Business from the University of Colorado at Boulder.

Ashley D. Goldsmith joined Workday in 2013 and serves as our Chief People Officer. From 2010 to 2013, Ms. Goldsmith served as Chief Human Resources Officer (“CHRO”) and Executive Vice President at Polycom, Inc., a standards-based unified communication and collaboration company. From 2008 to 2010, Ms. Goldsmith was Senior Vice President of Human Resources, corporate communications, and environmental health and safety for the Tissue Diagnostics Division of F. Hoffmann-La Roche AG, a global healthcare company. Ms. Goldsmith has also served as CHRO at Ventana Medical Systems from 2007 to 2008, and held a number of human resources roles at The Home Depot from 1995 to 2007. Ms. Goldsmith holds an M.B.A. from the Kellogg School of Management at Northwestern University, an M.S. in human resource development from Georgia State University, and a B.S. in psychology from Vanderbilt University.

Stanley A. Swete has served as our Chief Technology Officer since February 2007. From April 2005 to February 2007, Mr. Swete served as our Vice President of Products and Technology. From 1992 to 2002 and in 2004, Mr. Swete held a number of key leadership roles at PeopleSoft, including head of the products and technology organization. He was also manager of tools development, general manager of financial applications, general manager of CRM, and was responsible for the initial release of PeopleSoft’s Internet architecture. Mr. Swete received a B.S. and M.S. in Industrial Engineering from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2017 for:

•	Aneel Bhusri, our Chief Executive Officer and Director;

•	James J. Bozzini, our Chief Operating Officer and Executive Vice President of Customer Operations;

•	Mark S. Peek, our co-President;

•	James P. Shaughnessy, our Senior Vice President, General Counsel and Secretary;

•	Robynne D. Sisco, our Chief Financial Officer; and

•	W. Philip Wilmington, our co-President.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers (“NEOs”). The compensation provided to our NEOs for fiscal 2017 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during fiscal 2017; the role of Compensia, our outside compensation consultant for executive compensation decisions for fiscal 2017; and the peer companies used in evaluating executive officer compensation.

Executive Summary

Fiscal 2017 Financial and Business Highlights

We provide enterprise cloud applications for financial management, human capital management and analytics. We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with terms of three years or more and with subscription fees based on the size and nature of the customer’s workforce.

In fiscal 2017, we achieved significant financial and operational results:

•	We increased our revenues from $1.16 billion in fiscal 2016 to $1.57 billion in fiscal 2017;

•	We increased our operating cash flows from $259 million in fiscal 2016 to $349 million in fiscal 2017;

•	We issued two new updates to the Workday platform with hundreds of new features, including Workday Learning, Workday Planning, Workday Student and Workday Payroll for France;

•	We announced our intent to deliver Data-as-a-Service, a new benchmarking application, which is expected to be generally available in the second half of calendar year 2017;

•	We acquired Platfora, a provider of operational analytics and data discovery tools to enrich the analytics in Workday financial management and human capital management;

•	We achieved a 97% customer satisfaction rating; and

•

We were named a “Top Workplace in the Bay Area” and a “Best Place to Work in the Bay Area” for large companies in two different media surveys, were included in Fortune’s list of 100 Best Companies to Work For, and also made an inaugural appearance in a list of Best Small and Medium Workplaces in Europe by Great Place to Work magazine.

Executive Compensation Philosophy, Objectives and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of product development, sales, marketing, services and general and administrative functions. The market for skilled personnel in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

In fiscal 2017, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Workday’s core values. The Compensation Committee believes that a great work environment, substantial employee ownership and meaningful pay and benefits support a winning team, company and workplace. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals. Further, our compensation is designed to be focused on ownership, innovation and results, and to be fair and flexible. Accordingly, key elements of our total rewards philosophy include the following:

Focus on ownership: We believe that all of our employees should share in the ownership of Workday, and therefore, equity compensation is a larger part of total rewards than the market norm. Likewise, we minimize cash compensation relative to our peer groups in favor of equity-based incentive compensation, which we believe best aligns the interests of our employees with our stockholders.

Focus on innovation and performance: We reward performance, while recognizing market-based differences between functions. The development of great products is the life-blood of the company, and the compensation structure for product developers is weighted toward long-term compensation in support of longer-term objectives. In contrast, sales compensation is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Compensation Committee recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (base salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices by employees, while at the same time retaining the flexibility needed to promote employee acquisition and retention.

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total compensation to long-term equity awards that align executive interests with our stockholders.	No Single Trigger Acceleration: We do not provide for single trigger acceleration following a change of control.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisors.	No Special Perquisites: We do not provide special perquisites for executives.

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.	No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities.

Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of our executive and broad-based compensation programs to ensure prudent risk management.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses.

Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	No Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights.

Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (5x for CEO and 3x for other NEOs) or a set dollar amount for members of our Board of Directors ($1 million).	No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments”.

Clawback Policy: Our clawback policy provides that our Board may require the forfeiture, recovery or reimbursement of incentive-based compensation from an executive officer in the event the officer’s fraud results in a restatement of Workday’s financial results.

Objectives

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	Provide competitive compensation to recruit, retain and motivate top talent;

•	Align the interests of our executive officers and stockholders through the use of equity awards; and

•	Motivate and reward behavior consistent with our goals and performance objectives.

The Compensation Committee reviews our compensation structure periodically as needed to focus on different business objectives, and reviews our compensation program at least annually.

Design

Our executive compensation program has been heavily weighted towards equity. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use restricted stock units (“RSUs”) as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards can align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and, to a lesser extent, semi-annual cash bonuses. Historically, our cash compensation has been low relative to companies in our peer groups, and bonus opportunities have not been uniformly applied to all executives, resulting in total cash compensation for our executive officers that is typically at or below the 25th percentile of companies in our peer groups. We do not benchmark to this percentile, but instead use the peer group information for general guidance.

During fiscal 2017, our Compensation Committee, with the assistance of its compensation consultant, Compensia, reviewed our executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to ensure that our compensation program promotes stockholder interests and provides appropriate rewards and incentives for our executive officers. As further described below, in fiscal 2017, a portion of the RSUs awarded to certain of our executive officers contained a performance-based vesting component to promote specific company priorities for fiscal 2017.

Our Compensation-Setting Process

Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from other members of our executive team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our executive officers other than our CEO were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment. In fiscal 2017, the Compensation Committee and our Board of Directors considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our NEOs. The Compensation Committee and our Board of Directors reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee and our Board of Directors also reviewed a study by Compensia regarding the compensation of executives at the companies in our compensation peer groups. However, as noted above, we do not benchmark the compensation levels of our executive officers to our peer companies. Except with respect to our CEO’s compensation, our CEO made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our CEO was not present for the discussions of our Board of Directors regarding his performance and compensation. Following deliberation, the Compensation Committee approved the cash compensation to be paid to our NEOs and granted RSU awards to our NEOs, each as described below and in the Summary Compensation Table.

2016 Stockholder Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders in June 2016, we conducted a stockholder advisory vote on the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2016 compensation of our NEOs, with approximately 97.9% of the votes cast in favor of our Say-on-Pay proposal.

The Compensation Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review, which generally takes place in April. Following our 2016 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the Say-on-Pay vote, and concluded that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results.

Our Board of Directors has adopted a policy providing for annual Say-on-Pay votes. Our Board of Directors values the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs. The next Say-on-Pay vote on the compensation of our NEOs will take place at the 2017 Annual Meeting of Stockholders.

Role of Human Resources Team

The role of our Human Resources team and management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of our compensation programs, including competitiveness and alignment with Workday’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•	Recommending base salaries, bonuses and other awards for our executive officers, including our NEOs other than the CEO; and

•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Role of the Compensation Consultant

The Compensation Committee retained Compensia to advise on our fiscal 2017 executive compensation programs and practices and our executive compensation decisions given Compensia’s expertise in the technology industry and its knowledge of our peer companies. During fiscal 2017, Compensia provided the following services as requested by the Compensation Committee:

•	Assisted in the development of the compensation peer groups we used to understand market competitive compensation practices;

•

Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis and change in control analysis), including our NEOs, and also for members of our Board of Directors;

•

Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis;

•	Reviewed and assessed our current severance and change in control benefits against peer practices; and

•	Advised on regulatory developments relating to executive compensation, and conducted a risk assessment relating to employee compensation.

All other analyses related to executive compensation for fiscal 2017 were conducted internally. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for our executive officers were among the items reviewed based on market data provided by Compensia.

During fiscal 2017, the Compensation Committee reviewed the fees provided to Compensia relative to Compensia’s revenues, the services provided by Compensia to the Compensation Committee, the relationships between Compensia and its consultants and our executive officers, and other factors relating to Compensia’s independence, and concluded that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange and that its engagement did not present any conflict of interest.

The Compensation Committee has retained Semler Brossy to advise on our executive compensation programs and practices for the fiscal year ending January 31, 2018. The Compensation Committee reviewed the fees to be paid to Semler Brossy relative to their revenues, the services to be provided by Semler Brossy to the Compensation Committee, the relationships between Semler Brossy and its consultants and our executive officers, and other factors relating to Semler Brossy’s independence, and concluded that Semler Brossy is independent within the meaning of the listing standards of The New York Stock Exchange and that its engagement will not present any conflict of interest.

Compensation Peer Group

In January 2016, with the assistance of Compensia, our Compensation Committee reviewed our primary compensation peer group. The compensation peer group was generally developed from companies with a focus on applications software, systems software, or internet software, with revenues of .5 to 3.0 times our annual revenues, a market capitalization of .2 to 2.0 times our market capitalization, and at least a 3.4 ratio of market capitalization to revenues. We also generally sought to include companies with revenue growth of greater than 25% where possible.

Our primary compensation peer group for fiscal 2017 consisted of the following companies:

Akamai Technologies	Red Hat
Arista Networks, Inc.*	ServiceNow, Inc.
athenahealth, Inc.	Splunk, Inc.
Autodesk, Inc.*	Synopsys, Inc.*
Citrix Systems, Inc.*	Tableau Software
Fortinet, Inc.	Twitter
LinkedIn	The Ultimate Software Group, Inc.
NetSuite, Inc.	VeriSign
Palo Alto Networks, Inc.

*	Added to the compensation peer group for fiscal 2017

In addition, we deleted the following companies from our fiscal 2017 peer group as they did not meet one or more of the criteria discussed above or were otherwise not considered to be a good fit based on geography or business:

ANSYS, Inc.	Pandora Media Inc.
Concur Technologies, Inc.	Yelp Inc.
CoStar Group, Inc.

While the Compensation Committee and our Board of Directors consider the compensation levels of the executives at the companies in our primary compensation peer group to provide a general understanding of market practices among similar companies, we do not benchmark or specifically set compensation levels based on the percentile levels reflected by the compensation peer group.

In addition, with the assistance of Compensia, our Compensation Committee developed a supplemental set of reference companies. The reference companies are companies that we may compete with for executive talent, as well as companies we consider to be trend setters in technology compensation practices. We did not use a specific set of criteria for their selection and instead the group was determined based on input from management and the Compensation Committee on companies they considered important for understanding practices, trends and overall executive compensation levels at technology companies. Some companies are in both the primary peer group and this reference group because they were determined to be appropriate for the objectives of each group.

The reference companies for fiscal 2017 consisted of the following companies:

Activision Blizzard, Inc.	NetSuite, Inc.
Adobe Systems Incorporated	Palo Alto Networks, Inc.
Autodesk, Inc.	PayPal Holdings Inc.
CA, Inc.	Salesforce.com, Inc.
Check Point Software Technologies Ltd.	ServiceNow, Inc.
Citrix Systems, Inc.	Twitter Inc.
Electronic Arts Inc.	VMware, Inc.
Intuit Inc.	Yahoo! Inc.
LinkedIn Corporation

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, semi-annual cash bonuses, equity-based awards, and health and welfare programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, our use of RSU awards, which generally vest over four years, promote a culture of long-term value creation, while cash bonuses are payable based upon semi-annual performance. Additionally, in fiscal 2017, a portion of the RSU awards granted to certain of our executive officers included a performance-based vesting component, further tying our executive officers’ compensation to our financial and operational performance.

In fiscal 2017, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; made adjustments to our executive officers’ base salaries and target annual bonus opportunities as needed; and made annual equity awards. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including base salary and bonuses) should remain lower relative to market norms.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. Our CEO received a base salary of $33,280 per year upon the commencement of his employment, which was increased to $65,000 effective January 8, 2017. The increase is a result of Mr. Bhusri’s salary being tied to regulatory minimums which are increasing in calendar year 2017 and subsequent years. Other than our CEO, each NEO’s base salary was established as the result of arm’s-length negotiation with the individual at the time of his or her initial hiring or appointment. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required. For fiscal 2017, the Compensation Committee reviewed the base salaries of our NEOs, after considering a compensation analysis performed by Compensia, and determined to maintain their annual base salaries at their fiscal 2016 levels, with the exception of Mr. Bhusri’s increase noted above. In addition, Ms. Sisco received a $25,000 annual increase in her base salary effective May 1, 2016 in connection with her appointment as Chief Financial Officer in mid-April.

The base salaries paid to our NEOs during fiscal 2017 are set forth in the Summary Compensation Table below.

Annual Cash Bonuses

Historically, our CEO has not participated in an annual cash bonus plan, other than the company-wide bonus plan that is available to all employees. Our executive officers other than the CEO are eligible to participate in a semi-annual cash bonus plan available to key employees. The target annual bonus opportunity of each of the NEOs other than the CEO is equal to 50% of his or her base salary, other than Mr. Wilmington, whose target bonus is 100% of his base salary. Additionally, Ms. Sisco’s target annual bonus opportunity was equal to 30% of her base salary prior to her appointment as CFO and was increased to 50% of her base salary effective May 1, 2016 in connection with her promotion. Because of our emphasis on equity-based compensation, annual bonuses are not intended to constitute a material amount of the total compensation for our NEOs. The performance objectives for our executive officers do not have specific targets associated with them, and our Compensation Committee has complete discretion to determine the amount of bonus for each performance period.

The NEOs’ discretionary performance objectives for payment under the semi-annual cash bonus plan for fiscal 2017 generally included: 1) performance relative to their individual and organizational goals; 2) contributions to achievement of corporate goals; 3) contributions to achievement of financial goals; and 4) evaluation of their leadership. The Compensation Committee reviewed the performance of the company and the individual NEOs, and determined that the performance objectives had generally been met. Therefore, a total of $352,272 in discretionary bonuses was paid to the NEOs for the first half of fiscal 2017, representing approximately 85% of their collective target bonus for the first half of fiscal 2017, and a total of $434,000 in discretionary bonuses was paid to the named executive officers for the second half of fiscal 2017, representing approximately 101% of their collective target bonus for the second half of fiscal 2017.

The discretionary bonuses paid to our NEOs for fiscal 2017 are set forth in the Summary Compensation Table below.

Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to take actions that will benefit Workday and its stockholders over the long term. While we generally grant time-based RSUs to our executive officers, in fiscal 2017, we also granted performance-based RSUs to certain of our executive officers, including Messrs. Bhusri, Bozzini, Peek, Shaughnessy and Wilmington as described below.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the performance of the executive officers, the recommendations of our CEO (except with respect to his awards), the appropriate level of compensation for the position, the need to hire or retain an individual in a particular position, the current unvested equity held by such individuals, and the perceived retentive value of the proposed awards. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in the compensation peer groups, although it does not specifically benchmark to those companies.

The Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity awards held by our executive officers, including our NEOs, and agreed that the existing equity awards, together with the fiscal 2017 equity grants, appropriately satisfied our motivation and retention goals for the near-term future for each individual.

As noted above, our equity awards generally take the form of time-based RSU awards with a four-year vesting schedule. The Compensation Committee believes that these RSU awards serve as an effective retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested. Additionally, the Compensation Committee believes that time-based RSU awards encourage completion of our long-term objectives.

In fiscal 2017, the Compensation Committee also granted certain of our executive officers, including Messrs. Bhusri, Bozzini, Peek, Shaughnessy and Wilmington, RSUs with both time- and performance-based vesting components (“PRSUs”). For fiscal 2017, the PRSUs collectively constituted approximately 17.3% of the total grant date fair value of the total RSUs granted to our NEOs. Assuming the performance-based conditions were satisfied, the total number of PRSUs granted would then vest according to a four-year time-based vesting schedule. For fiscal 2017, the performance conditions for the PRSUs granted to our executive officers, including our NEOs, consisted of a non-GAAP profitability target and a subscription revenue goal. These two metrics measured over a one-year period of time were selected to reward and motivate achievement of critical fiscal 2017 financial and strategic priorities that are expected to contribute to stockholder value-creation over time. Each of these performance measures was evaluated as of January 31, 2017 and both performance measures were required to be met for the PRSUs to satisfy the performance condition and begin time-based vesting. Based on fiscal 2017 performance, the second performance condition was not achieved and therefore the PRSUs were cancelled in full. We believe the cancellation of these PRSUs per their terms demonstrates our commitment to the pay-for-performance objective of these awards.

The RSU and PRSU awards granted to our NEOs in fiscal 2017 were as follows:

Named Executive Officer	Number of Shares Subject to RSU Award(1)	Grant Date Fair Value of RSU Award(2)	Number of Shares Subject to PRSU Award(3)	Grant Date Fair Value of PRSU Award(4)
Aneel Bhusri	22,535	$1,730,688	5,634	$432,691
James J. Bozzini	46,492	3,570,586	9,846	756,173
Mark S. Peek	77,465	5,949,312	19,366	1,487,309
James P. Shaughnessy	13,948	1,071,206	2,954	226,867
Robynne D. Sisco	43,020	3,303,936	—	—
W. Philip Wilmington	112,676	8,653,517	28,169	2,163,379

(1)

The RSU awards are subject to quarterly vesting based on continued service over four years, with one-fourth of such awards vesting one year from April 15, 2016, after which the awards vest in equal installments over the next twelve quarters.

(2)

The amounts reported represent the grant date fair value of the RSU awards without regards to forfeitures as computed in accordance with ASC Topic 718. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

(3)

The PRSU awards were subject to the performance conditions described above, one of which was deemed not satisfied as of January 31, 2017. Had the performance conditions been met, the PRSU awards would have been subject to quarterly vesting based on continued service over four years, with one-fourth of such awards vesting one year from April 15, 2016, after which the awards would have vested in equal installments over the next twelve quarters.

(4)

The amounts reported represent the grant date fair value of the PRSU awards assuming they were earned in full and without regards to forfeitures as computed in accordance with ASC Topic 718. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

The size of these awards was determined by the Compensation Committee based on its collective judgment and after considering the following factors:

•	each executive officer’s individual performance, including financial, operational, customer, strategic, product and competitive factors;

•	the size and vesting schedule of outstanding and unvested equity awards;

•

the level of each executive officer’s target total cash compensation (base salary plus target annual cash bonus opportunity), which is generally lower than the cash compensation for executives with similar responsibilities at companies in the compensation peer groups; and

•	the recommendations of the CEO (except with respect to his award).

In addition, for the CEO, executive leadership factors were also considered.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health and welfare programs, including health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families, including spouses, qualifying domestic partners and children. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

Post-Employment Compensation

We have a change in control policy applicable to our executive officers and certain other employees which provides for severance payments and benefits in the event of a termination of employment following a change in control of Workday. In addition, certain of our executive officers have post-employment compensation arrangements. The Compensation Committee determined that these arrangements and policy were both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to named executive officers are set forth in “Potential Payments upon Termination or Change in Control” below. We do not provide for single trigger acceleration following a Change of Control and do not provide tax gross-ups for “excess parachute payments.”

Other Compensation Policies

Executive Officer Recoupment Policy

The Compensation Committee has adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results as a result of fraud by such executive officer, and the compensation earned by the executive officer was based on achieving financial results in excess of what could have been earned by the executive officer based on the restated financial results, in all cases as determined by the Board of Directors. The recovery period extends up to three years prior to the date of the restatement, for periods after the effective date of the policy.

Equity Awards Grant Policy

The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our Board of Directors. This policy provides that equity awards will be granted either by our Board of Directors or the Compensation Committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board of Directors, and provides that the CEO, Chairman of the Board, either co-President or CFO may make awards to non-executive employees within prescribed limits. Generally, new hire awards will be effective on the 15th day of the month following commencement of employment, and refresh, promotion and discretionary awards will be effective on the 15th day of the second month of the fiscal quarter, or April 15 with respect to annual refresh grants, unless otherwise approved by counsel. The exercise price of all stock options and stock appreciation rights must be equal to or greater than the fair market value of our common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Hedging Policy

Our Policy on Trading in Securities prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and members of our Board of Directors.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Generally, our Policy on Trading in Securities requires our executive officers and members of our Board of Directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities which they beneficially own, and provides that such individuals may not trade in our equity securities during “blackout” periods.

Stock Ownership Guidelines

We maintain Stock Ownership Guidelines that require our CEO to own and hold shares of our stock with a value equal to or greater than five times his annual base salary, our other executive officers to own and hold shares of our stock with a value equal to or greater than three times their annual base salaries, and members of our Board of Directors to own and hold shares of our stock with a value equal or greater than $1 million. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested RSUs, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed our executive and employee compensation programs, and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:

•

We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our RSUs have time-based vesting and certain of our RSUs have a performance component as well.

•

We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•

While we do not cap the cash incentive award for our Sales Incentive Plan to provide maximum incentive for our sales force to meet and exceed their revenue objectives, we do maintain internal controls over the determination of sales incentive awards which we believe help prevent problematic behaviors.

•	Our employees of Workday are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.

•

The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.

•	A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of RSUs, to align their interests with the interests of stockholders.

•	We maintain Stock Ownership Guidelines for our executive officers and the members of the Board of Directors to ensure that they retain specified levels of equity in Workday.

•

As part of our Policy on Trading in Securities, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

•

Our Board of Directors has adopted an Executive Officer Recoupment Policy providing that it may require reimbursement or forfeiture of all or a portion of any cash compensation that was paid to an executive officer based on financial results if a restatement of those results is required and it determines that fraud on the part of the executive officer contributed to the need for the restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount that we may deduct from our federal income taxes for remuneration paid to certain of our executive officers to $1 million per executive officer per year, unless the remuneration is exempt from this limitation. Section 162(m) provides an exception from this deduction limitation for “qualified performance-based compensation” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. Gains from the settlement of time-based RSU awards (and possibly certain performance-based RSU awards) and bonus payments to the covered executive officers may not be tax deductible due to the Section 162(m) $1 million per year limit. We generally believe the income from the majority of our cash compensation paid will be deductible. In addition, we believe that income from the exercise of stock options will be deductible. However, income from the settlement of RSUs is not deductible for fiscal 2017 and may not be deductible for future years. While our Compensation Committee is mindful of the benefit to us of the full deductibility of the compensation paid to our executive officers and will consider deductibility when analyzing potential compensation alternatives, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation to be deductible for income tax purposes.

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2017, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options, RSU awards and shares acquired through our Employee Stock Purchase Plan (“ESPP”), over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the four-year or five-year vesting period of the award). We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in Workday’s Annual Report on Form 10-K for fiscal 2017 and included in this proxy statement.

Submitted by the Compensation Committee of our Board of Directors:

George J. Still, Jr. (Chair)

A. George (Skip) Battle

Jerry Yang

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our named executive officers during the fiscal years ended January 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
Aneel Bhusri	2017	$36,250	$—	$2,163,379	$983	$2,200,612
Chief Executive Officer	2016	32,555	—	9,224,245	500	9,257,300
	2015	33,280	—	8,139,471	130,416	8,303,167

James J. Bozzini	2017	205,385	93,500	4,326,759	15,460	4,641,104
Chief Operating Officer and Executive Vice President of Customer Operations	2016	195,641	98,250	4,099,665	2,411	4,395,967
	2015	200,000	104,219	3,617,543	20,283	3,942,045

Mark S. Peek	2017	282,404	128,438	7,436,621	2,500	7,849,963
Co-President	2016	269,007	135,750	8,138,747	—	8,543,504
	2015	275,000	143,301	5,426,314	19,964	5,864,579

James P. Shaughnessy	2017	205,385	93,500	1,298,073	2,750	1,599,708
Senior Vice President, General Counsel and Secretary

Robynne D. Sisco	2017	245,673	100,834	3,303,936	152,301	3,802,744
Chief Financial Officer

W. Philip Wilmington	2017	410,769	370,000	10,816,896	10,764	11,608,429
Co-President	2016	293,365	265,144	20,310,386	4,280	20,873,175

(1)

For all named executive officers reported amounts reflect payment of bonuses pursuant to the executive bonus program. Also includes $1,500 cash bonuses paid to all non-executive employees under the company-wide bonus plan in the fiscal year ended January 31, 2017 for Ms. Sisco, earned prior to her appointment as CFO.

(2)

Consists of RSU awards and PRSU awards as further described in the “Grants of Plan-Based Awards in Fiscal 2017” table below. The amounts reported represent the aggregate grant date fair value of the RSU and PRSU awards assuming they were earned in full and without regards to forfeitures as computed in accordance with ASC Topic 718, which in the case of the PRSUs is the same as the maximum potential value of these awards. Based on failure to meet one of the fiscal 2017 performance goals, the PRSUs were cancelled effective March 28, 2017 and therefore no economic value was ultimately realized by the NEOs from these awards.

(3)	Amounts shown in this column are detailed in the chart below for fiscal 2017:

Name	Company Funded 401(k) Match	Income Tax Gross-Up(1)	Guest Attendance at Company Events	Company Charitable Contribution Match	Other(2)
Aneel Bhusri	$983	$—	$—	$—	$—
James J. Bozzini	1,500	7,122	6,338	—	500
Mark S. Peek	1,500	—	—	1,000	—
James P. Shaughnessy	1,500	—	—	1,250	—
Robynne D. Sisco	—	—	—	—	152,301
W. Philip Wilmington	—	4,919	5,845	—	—

(1)	Represents income tax gross-up paid in respect of guest attendance at company sponsored events and in respect of a service award for Mr. Bozzini.
(2)

Represents a service award granted to Mr. Bozzini and a $144,615 tax equalization payment in the case of Ms. Sisco plus costs of tax consultation and preparation services in connection with her service in the EMEA region.

Grants of Plan-Based Awards in Fiscal 2017

The following table provides information regarding grants of incentive plan-based awards under our 2012 Equity Incentive Plan and made during the fiscal year ended January 31, 2017 to each of our named executive officers.

Name	Grant Date	Equity Grants
		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(1)
Aneel Bhusri RSUs PRSUs	04/15/2016 04/15/2016	22,535 5,634	$1,730,688 432,691
James J. Bozzini RSUs PRSUs	04/15/2016 04/15/2016	46,492 9,846	3,570,586 756,173
Mark S. Peek RSUs PRSUs	04/15/2016 04/15/2016	77,465 19,366	5,949,312 1,487,309
James P. Shaughnessy RSUs PRSUs	04/15/2016 04/15/2016	13,948 2,954	1,071,206 226,867
Robynne D. Sisco RSUs PRSUs	04/15/2016 04/15/2016	43,020 —	3,303,936 —
W. Philip Wilmington RSUs PRSUs	04/15/2016 04/15/2016	112,676 28,169	8,653,517 2,163,379

____________

(1)

The amounts reported represent the grant date fair value of the awards assuming they were earned in full and without regards to forfeitures as computed in accordance with ASC Topic 718 and do not reflect the actual economic value that may ultimately be realized by the NEOs. Based on failure to meet one of the fiscal 2017 performance goals, the PRSUs were cancelled effective March 28, 2017 and therefore no economic value was ultimately realized by the NEOs from these awards. For a discussion of the performance conditions applicable to the PRSU awards, see “Executive Compensation—Elements of our Executive Compensation Program—Equity-Based Awards” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding each unexercised stock option, restricted stock award, RSU award and PRSU award held by our named executive officers as of January 31, 2017.

		OPTION AWARDS			STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market Value of Unearned Shares, Units Or Other Rights That Have Not Vested(3)(4)
Aneel Bhusri	04/15/2016	—	$—	—	22,535	$1,872,433	5,634	$468,129
	04/15/2015	—	—	—	58,842	4,889,182	—	—
	04/15/2014	—	—	—	65,380	5,432,424	—	—
	08/30/2013	—	—	—	50,312	4,180,424	—	—
	05/22/2012	—	—	—	200,000	16,618,000	—	—
	11/04/2010	2,678,356	1.30	11/03/2020	—	—	—	—
James J. Bozzini	04/15/2016	—	—	—	46,492	3,863,020	9,846	818,104
	04/15/2015	—	—	—	26,152	2,172,970	—	—
	04/15/2014	—	—	—	29,058	2,414,429	—	—
	08/30/2013	—	—	—	22,361	1,857,975	—	—
	05/04/2012	50,000	7.05	05/03/2022	—	—	—	—
	02/18/2011	94,500	2.30	2/17/2021	—	—	—	—
Mark Peek	04/15/2016	—	—	—	77,465	6,436,567	19,366	1,609,121
	06/15/2015	—	—	—	15,625	1,298,281	—	—
	04/15/2015	—	—	—	39,228	3,259,455	—	—
	04/15/2014	—	—	—	43,587	3,621,644	—	—
	08/30/2013	—	—	—	30,746	2,554,685	—	—
	05/22/2012	—	—	—	15,000	1,246,350	—	—
James P. Shaughnessy	04/15/2016	—	—	—	13,948	1,158,939	2,954	245,448
	04/15/2015	—	—	—	15,691	1,303,765	—	—
	04/15/2014	—	—	—	8,718	724,379	—	—
	08/30/2013	—	—	—	11,181	929,029	—	—
	08/28/2012	20,000	9.20	08/27/2022	—	—	—	—
	12/16/2011	10,000	4.25	12/15/2021	—	—	—	—
	08/30/2011	1,750	3.70	08/29/2021	—	—	—	—
Robynne D. Sisco	04/15/2016	—	—	—	43,020	3,574,532	—	—
	04/15/2015	—	—	—	17,569	1,459,808	—	—
	04/15/2014	—	—	—	10,897	905,432	—	—
	08/30/2013	—	—	—	8,386	696,793	—	—
	08/28/2012	—	—	—	4,500	373,905	—	—
	08/28/2012	78,750	9.20	08/27/2022	—	—	—	—
W. Philip Wilmington	04/15/2016	—	—	—	112,676	9,362,249	28,169	2,340,562
	06/15/2015	—	—	—	70,625	5,868,231	—	—
	03/15/2015	—	—	—	77,119	6,407,818	—	—

(1)

Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the vesting start date and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying shares subject to a lapsing right of repurchase in favor of us at the exercise price.

(2)

In addition, Mr. Peek has exercised options, some of which had not yet vested and were therefore subject to a right of repurchase as of January 31, 2017 in the event that his service with Workday terminates. Mr. Peek has 50,000 shares subject to a right of repurchase.

(3)

The market value of unvested shares and RSUs is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A common stock on January 31, 2017, the last trading day of our fiscal year, which was $83.09.

(4)

As more fully described above under “Executive Compensation—Elements of our Executive Compensation Program—Equity-Based Awards,” these awards would vest over four years if both a non-GAAP profitability target and a subscription revenue goal were met as of fiscal year end. Based on 2017 fiscal performance, the second performance condition was not achieved and therefore the awards were cancelled in full.

Option Exercises and Stock Vested in Fiscal 2017

The following table summarizes the value realized by our named executive officers on option awards exercised and restricted stock awards vested during the year ended January 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Aneel Bhusri	250,000	$18,996,500	352,073	$27,189,443
James J. Bozzini	90,200	6,947,216	67,588	5,179,301
Mark S Peek	—	—	137,031	10,605,222
Jim Shaughnessy	35,250	2,678,354	34,084	2,599,242
Robynne D. Sisco	—	—	23,748	1,793,929
W. Philip Wilmington	—	—	102,356	7,896,421

(1)	The value realized on exercise is calculated as the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares by the underlying value of the underlying shares on the vesting dates.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees. Beginning in the third quarter of fiscal 2017, we initiated a company match for all eligible employees. We match 50% of the first 6% of eligible compensation contributed by the employee, up to a maximum of $3,000 per calendar year.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2017 for equity compensation plans:

Plan Category	Number of Securities to be Issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of Securities Remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	18,585,972	$5.62	63,457,100	(2)
Equity compensation plans not approved by security holders	2,678,356	1.30	—

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Included in this amount are 5,822,709 shares available for future issuance under the 2012 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2017, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 129,173,809 shares of Class A common stock and 75,181,112 shares of Class B common stock outstanding at March 31, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested and settleable, within 60 days of March 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	%
Named Executive Officers and Directors
David A. Duffield(2)	70,454	*	74,047,610	98%	84%
Aneel Bhusri(3)	134,526	*	74,047,610	98%	84%
James J. Bozzini(4)	213,087	*	144,500	*	*
Mark S. Peek(5)	60,936	*	365,654	*	*
James P. Shaughnessy(6)	77,383	*	23,875	*	*
Robynne D. Sisco(7)	26,698	*	81,750	*	*
W. Philip Wilmington(8)	29,728	*	0	*	*
A. George (Skip) Battle(9)	90,695	*	332,857	*	*
Christa Davies(10)	84,003	*	165,000	*	*
Michael M. McNamara(11)	77,755	*	180,000	*	*
Michael A. Stankey(12)	112,300	*	199,987	*	*
George J. Still(13)	89,943	*	370,784	*	*
Lee J. Styslinger, III(14)	5,000	*	0	*	*
Jerry Yang(15)	68,791	*	0	*	*
All Executive officers and directors as a group (14 persons)(16)	1,141,299	*	75,912,017	100%	86%
5% Stockholders
Baillie Gifford & Co(17)	7,854,613	6%	—	—	*
FMR, LLC and affiliates(18)	12,909,868	10%	—	—	*
Jennison Associates LLC(19)	8,500,671	7%	—	—	*
Morgan Stanley and affiliates(20)	7,608,265	6%	—	—	*
Prudential Financial, Inc. and affiliates(21)	8,507,726	7%	—	—	*
T. Rowe Price Associates, Inc. and affiliates(22)	15,976,282	13%	—	—	*
The Vanguard Group and affiliates(23)	9,342,213	7%	—	—	*
Wellington Management Group LLP(24)	12,642,261	10%	—	—	*

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 51,466 shares of Class A common stock held by Mr. Duffield, (ii) 18,988 RSUs held directly by Mr. Duffield which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iii) 63,312,811 shares of Class B common stock held by The David A. Duffield Trust (the “Duffield Trust”), including 60,000 shares of Class B common stock which may be repurchased by us at the original exercise price within 60 days of March 31, 2017, and (iv) 10,734,799 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust.

(3)

Includes (i) 92,509 shares of Class A common stock held directly by Mr. Bhusri, (ii) 42,017 RSUs held directly by Mr. Bhusri which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iii) 7,126,443 shares of Class B common stock held directly by Mr. Bhusri, (iv) 1,000,000 shares of restricted Class B common stock held directly by Mr. Bhusri, (v) 2,603,356 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 31, 2017, (vi) 5,000 shares of Class B common stock held by Mr. Bhusri’s minor child, and (vii) 63,312,811 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by Mr. Bhusri’s minor child.

(4)

Includes (i) 43,107 shares of Class A common stock held directly by Mr. Bozzini, (ii) 108,955 shares of Class A common stock held by the Bozzini Revocable Trust, (iii) 27,794 RSUs held directly by Mr. Bozzini which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iv) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (v) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (vi) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, and (vii) 144,500 shares of Class B common stock issuable to Mr. Bozzini pursuant to options exercisable within 60 days of March 31, 2017.

(5)

Includes (i) 18,244 shares of Class A common stock held directly by The Omega Living Trust, UTA 8/6/15, a revocable living trust of which Mr. Peek is trustee and sole beneficiary (the “Omega Living Trust”), (ii) 42,692 RSUs held directly by Mr. Peek which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iii) 358,154 shares of Class B common stock held directly by the Omega Living Trust, of which 25,000 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2017, and (iv) 7,500 shares of restricted Class B common stock held directly by Mr. Peek which are subject to forfeiture as of March 31, 2017. Mr. Peek has sole voting and dispositive power with regard to the shares held by the Omega Living Trust.

(6)

Includes (i) 17,146 shares of Class A common stock held directly by Mr. Shaughnessy, (ii) 14,188 RSUs held directly by Mr. Shaughnessy which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iii) 46,049 shares of Class A common stock held by the Shaughnessy Family Trust Agreement u/a/d 11/15/13 (the “Shaughnessy Trust”), and (iv) 23,875 shares of Class B common stock issuable to Mr. Shaughnessy pursuant to options exercisable within 60 days of March 31, 2017. Mr. Shaughnessy has shared voting and dispositive power with regard to the shares held by the Shaughnessy Trust.

(7)

Includes (i) 2,185 shares of Class A common stock held directly by Ms. Sisco, (ii) 24,513 RSUs held directly by Ms. Sisco which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, (iii) 3,000 shares of restricted Class B common stock held directly by Ms. Sisco which are subject to forfeiture as of March 31, 2017, and (iv) 78,750 shares of Class B common stock issuable to Ms. Sisco pursuant to options exercisable within 60 days of March 31, 2017.

(8)

Includes (i) 1,559 shares of Class A common stock held directly by Mr. Wilmington, and (ii) 28,169 RSUs held directly by Mr. Wilmington which will vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock.

(9)

Includes (i) 27,709 Class A shares held directly by Mr. Battle, (ii) 5,162 shares of RSUs held directly by Mr. Battle which will be settled in shares of Class A common stock on the vesting date of May 15, 2017, (iii) 11,824 shares of Class A common stock held by the A. George Battle 2011 Separate Property Trust, (iv) 46,000 shares of Class A common stock held by the Battle Family Foundation, and (v) 332,857 shares of Class B common stock held directly by Mr. Battle. Mr. Battle has voting and dispositive power with regard to the shares held by the A. George Battle 2011 Separate Property Trust and the Battle Family Foundation.

(10)

Includes (i) 79,325 shares of Class A common stock held directly by Ms. Davies, (ii) 4,678 shares of RSUs held directly by Ms. Davies which will be settled in shares of Class A common stock on the vesting date of May 15, 2017, and (iii) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 31, 2017.

(11)

Includes (i) 14,754 shares of Class A common stock held directly by Mr. McNamara, (ii) 54,000 shares of Class A common stock held by The McNamara Family Trust U/A DTD 10/11/2001 (iii) 5,001 shares of RSUs held directly by Mr. McNamara which will be settled in shares of Class A common stock on the vesting date of May 15, 2017, (iv) 4,000 shares of Class A common stock held by Mr. McNamara’s child, and (v) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 31, 2017. Mr. McNamara has voting and dispositive power with regard to the shares held by The McNamara Family Trust and his child.

(12)

Includes (i) 81,821 shares of Class A common stock held directly by Mr. Stankey, (ii) 30,479 RSUs held directly by Mr. Stankey which vest within 60 days of March 31, 2017 and will be settled in shares of Class A common stock, and (iii) 199,987 shares of Class B common stock issuable to Mr. Stankey pursuant to options exercisable within 60 days of March 31, 2017.

(13)

Includes (i) 16,136 shares of Class A common stock held directly by Mr. Still, (ii) 5,807 shares of RSUs held directly by Mr. Still which will be settled in shares of Class A common stock on the vesting date of May 15, 2017, (iii) 13,000 shares of Class A common stock held by Still Family Partners, a California limited partnership, (iv) 55,000 shares of Class A common stock held by the Still Family Trust, (v) 150,784 shares of Class B common stock held by Still Family Partners, and (vi) 220,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 31, 2017. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners, and the Still Family Trust.

(14)	Includes 5,000 shares of Class A common stock held directly by Mr. Styslinger.
(15)

Includes (i) 61,452 shares of Class A common stock held directly by Mr. Yang, (ii) 2,500 shares of Class A common stock held by the JY Trust, and (iii) 4,839 shares of RSUs held directly by Mr. Yang which will be settled in shares of Class A common stock on the vesting date of May 15, 2017. Mr. Yang has voting and dispositive power with regard to the shares held by the JY Trust.

(16)	The total number of shares of Class A common stock includes the shares described in footnotes 2 through 15 above.
(17)

Based on information contained in a Schedule 13G filed by Baillie Gifford & Co on February 13, 2017, Baillie Gifford & Co has sole voting power over 4,648,773 Class A shares and sole dispositive power over 7,854,613 Class A shares. The filing states that Baillie Gifford & Co is an investment advisor in accordance with rule 240.13d-1(b)(1)(ii)(E) and the shares beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, or behalf of interment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. Baillie Gifford & Co. is located at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN Scotland UK.

(18)

Based on information contained in Amendment 3 to a Schedule 13G filed by FMR LLC on February 9, 2017, FMR LLC and its affiliates have sole voting power over 1,090,679 Class A shares and sole dispositive power over 12,909,868 Class A shares. The filing states that Crosby Advisors LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited and Strategic Advisers, Inc. beneficially own the shares reported by FMR LLC with FMR Co., Inc. owning 5% or greater of the outstanding Class A shares. FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(19)

Based on information contained in Amendment 6 to a Schedule 13G filed by Jennison Associates LLC (“Jennison”) on February 3, 2017, Jennison has sole voting power over 4,342,337 Class A shares and shared dispositive power over 8,500,671 Class A shares. The filing states that Prudential Financial, Inc. (“Prudential”) may be deemed the beneficial owner of securities beneficially owned by Jennison and the shares reported by Jennison may also be reported on the Amendment 6 to the 13G filed by Prudential on January 24, 2017, as described in footnote 21 below. Jennison is located at 466 Lexington Ave, New York, New York, 10017.

(20)

Based on information contained in Amendment 2 to a Schedule 13G filed by Morgan Stanley and Morgan Stanley Investment Management Inc. (“MS”) on February 10, 2017, MS has sole voting power over 7,511,492 Class A shares and shared dispositive power over 7,608,265 Class A shares. The filing states that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan

Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley and Morgan Stanley Investment Management Inc. are located at 1585 Broadway, New York, New York, 10036.

(21)

Based on information contained in Amendment 6 to a Schedule 13G filed by Prudential on January 24, 2017, Prudential has sole voting power and sole dispositive power over 334,790 Class A shares, shared voting power over 4,014,602 Class A shares, and shared dispositive power over 8,172,936 Class A shares. The filing states Prudential may be deemed the beneficial owner of securities beneficially owned by Jennison Associates LLC, and Quantitative Management Associates LLC. Prudential is located at 751 Broad Street, Newark, New Jersey 07102.

(22)

Based on information contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on January 10, 2017, Price Associates has sole voting power over 5,523,170 Class A shares and sole dispositive power over 15,976,282 Class A shares. The securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(23)

Based on information contained in Amendment 2 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 9, 2017, Vanguard has sole voting power over 97,448 Class A shares, shared voting power over 22,388 Class A shares, sole dispositive power over 9,219,985 Class A shares and shared dispositive power over 122,228 Class A shares. The filing states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,640 Class A shares or .05% of the Class A common stock outstanding as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 92,396 shares or .07% of the Class A common stock outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(24)

Based on information contained in Amendment 2 to a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (“Wellington”) on February 10, 2017, Wellington has shared voting power over 9,162,217 Class A shares, and shared dispositive power over 12,642,261 Class A shares and Wellington Management Company LLP, an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E) has shared voting power over 7,793,131 Class A shares, and shared dispositive power over 10,664,571 Class A shares. The filing states that Wellington Management Group, LLP, as parent holding company to certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Holdings LLP is owned by Wellington Management Group LLP. Wellington and Wellington Management Company LLP are located at 280 Congress Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2017, all Section 16(a) filing requirements were satisfied on a timely basis except for a late filing for James P. Shaughnessy and a late filing for W. Philip Wilmington.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

James J. Bozzini

We entered into an offer letter agreement with Mr. Bozzini, our Chief Operating Officer and Executive Vice President of Customer Operations, on December 4, 2008. Pursuant to the offer letter, Mr. Bozzini’s initial base salary was established at $75,000 per year, with an increase to $150,000 per year commencing February 1, 2007. In addition, on January 19, 2007, in accordance with the terms of his offer letter, Mr. Bozzini was granted a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and the related stock option agreement. On May 10, 2007, also in accordance with the terms of his offer letter and based on his performance, Mr. Bozzini was granted an additional stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and related stock option agreement. Mr. Bozzini’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Bozzini will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Bozzini’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Mark S. Peek

We entered into an offer letter agreement with Mr. Peek, our co-President, in April 2012, which was amended in May 2012. Pursuant to the offer letter, Mr. Peek’s initial base salary was established at $250,000 per year. In addition, he received a hiring bonus of $50,000 and was entitled an annual target bonus of $100,000 based upon performance against agreed-upon goals. On May 22, 2012, in accordance with the terms of his offer letter, Mr. Peek was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $7.05 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors, and 150,000 shares of restricted stock. This option and restricted stock vests as to 20% of the shares after 12 months of continuous service, with the balance vesting in equal quarterly installments over the next 16 quarters. In June 2015, Mr. Peek was promoted to co-President in addition to his role as CFO and received 25,000 RSUs in connection with his promotion. Mr. Peek’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Peek will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Peek’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

James P. Shaughnessy

We entered into an offer letter agreement with Mr. Shaughnessy, our Senior Vice President, General Counsel and Secretary, on July 7, 2011. Pursuant to the offer letter, Mr. Shaughnessy’s initial base salary was established at $200,000 per year. In addition, Mr. Shaughnessy was eligible to receive an annual target bonus of 25% of his base salary based on the achievement of mutually agreed-upon objectives, with a guaranteed payment at target on the one-year anniversary of his employment. Mr. Shaughnessy also received a one-time hiring bonus of $100,000. In connection with his relocation, Mr. Shaughnessy was granted a one-time relocation allowance of $100,000, as well as reimbursement of specified relocation-related expenses. On August 30, 2011, in accordance with the terms of his offer letter, Mr. Shaughnessy was granted a stock option to purchase 240,000 shares of our common stock at an exercise price of $3.70 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and his related stock option agreement. Mr. Shaughnessy’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Shaughnessy will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Shaughnessy’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Robynne D. Sisco

We entered into an offer letter agreement with Ms. Sisco, our Chief Financial Officer, on August 25, 2012. Pursuant to the offer letter, Ms. Sisco’s initial base salary was established at $200,000 per year, and she also received a one-time hiring bonus of $50,000. In addition, on August 28, 2012, in accordance with the terms of her offer letter, Ms. Sisco was granted a stock option to purchase 175,000 shares of our common stock at an exercise price of $9.20 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. Also in accordance with the terms of her offer letter, on August 28, 2012, Ms. Sisco was granted 30,000 shares of restricted stock. This option and restricted stock vest according to the 2005 Stock Plan and the related stock option and restricted stock agreements. Ms. Sisco’s employment is at will and may be terminated at any time, with or without cause. However, Ms. Sisco will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Ms. Sisco’s employment is terminated for other than “cause” or her voluntary resignation, she will be entitled to receive a severance payment equal to her then current annual base salary and the vesting of 50% of her then unvested equity awards will be accelerated.

W. Philip Wilmington

We entered into an offer letter agreement with Mr. Wilmington, our co-President, on February 15, 2015. Pursuant to the offer letter, Mr. Wilmington’s initial base salary was established at $300,000 per year. In addition, Mr. Wilmington is eligible to participate in a variable (“incentive”) compensation plan, in which his award will be targeted at 100% of his annual base salary based on the achievement of mutually agreed-upon objectives. On March 15, 2015, in accordance with the terms of his offer letter, Mr. Wilmington was granted 113,000 RSUs. In June 2015, Mr. Wilmington was promoted to co-President. In connection with this promotion and in recognition of his substantial contributions to Workday, Mr. Wilmington received a grant of 137,100 RSUs in June 2015 and a salary increase from $300,000 to $400,000 in November 2015. The RSUs vest according to the 2012 Equity Incentive Plan and the related RSU agreement. Mr. Wilmington’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Wilmington will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Wilmington’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his or her then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full.

The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to our change in control policy if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control as of January 31, 2017.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance	Benefit Continuation	Stock Awards(1)(2)	Option Awards		Total
Aneel Bhusri	$65,000	$—	$16,730,296	$—		$16,795,296
James J. Bozzini	200,000	21,740	5,563,249	380,200	(3)	6,165,189
Mark S. Peek	275,000	13,739	10,013,051	1,901,000	(4)	12,202,790
James P. Shaughnessy	200,000	21,740	2,180,780	110,835		2,513,355
Robynne D. Sisco	250,000	26,301	3,505,235	969,806	(3)	4,751,342
W. Philip Wilmington	400,000	21,740	11,989,430	—		12,411,170

____________

(1)

The estimated benefit amount of unvested restricted stock units or awards was calculated by multiplying 50% of the number of unvested restricted stock units or awards held by the applicable named executive officer by the closing price of our Class A Common Stock on January 31, 2017, the last trading day of our fiscal year, which was $83.09.

(2)	Includes PRSUs held by the named executive officers as of January 31, 2017 which were ultimately cancelled as a result of failure to meet a performance-based condition to vesting.
(3)

The estimated benefit amount of unvested options was calculated by multiplying 50% of the number of unvested options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on January 31, 2017, the last trading day of our fiscal year, which was $83.09, and the exercise price of the option.

(4)

Represents early-exercised options. The estimated benefit amount of unvested options was calculated by multiplying 50% of the number of unvested, early-exercised options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on January 31, 2017, the last trading day of our fiscal year, which was $83.09, and the exercise price of the option.

Indemnification Arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2018 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 29, 2017. Such proposals must be delivered to the Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2018 Annual Meeting of Stockholders, or that concern one or more nominations for directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Secretary of Workday at the address listed on the front page, no earlier than February 16, 2018 and no later than March 19, 2018.

However, if the date of our 2018 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

Fiscal 2017 Annual Report

A copy of our Fiscal 2017 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and our 2017 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at: www.workday.com/en-us/company/investor-relations/sec-filings.html.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

workday®

WORKDAY, INC.

6230 STONERIDGE MALL ROAD

PLEASANTON, CA 94588

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WDAY

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23088-P88726 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY

WORKDAY, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Christa Davies 02) Michael A. Stankey 03) George J. Still, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as Workday’s independent registered public accounting firm for the fiscal year ending January 31, 2018.

3. Advisory vote on named executive officer compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. Yes No

Please indicate if you plan to attend this meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Annual Report and Proxy Statement is available at www.proxyvote.com

E23089-P88726

PROXY WORKDAY, INC.

Annual Meeting of Stockholders to be Held on June 20, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC.

The undersigned hereby appoints Aneel Bhusri and James P. Shaughnessy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of April 21, 2017,

and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of

Workday, Inc. to be held at 9:00 a.m. PDT on June 20, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/WDAY.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1